CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust regarding the Prospectus and Statement of Additional Information of Oak Ridge Multi Strategy Fund and to the use of our report dated July 29, 2016 on the financial statements and financial highlights of the Oak Ridge Large Cap Growth Fund, a series of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectus and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
July 14, 2017